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                                                /------------------------------/
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+--------+
| FORM 4 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

          Hyde                        John                             W.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Fairlea Ranch P.O.  Box  2
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                                   (Street)

    Badger                            CA                              93603
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    Film Roman, Inc.  (ROMN)
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year            December 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    __X__ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          12/13/00     P         V   25,000          A       $0.5625       50,000
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Trans-              5. Number of Deri-
    Security (Instr. 3)               sion or             action              action Code            vative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deri-               Day/                                       (Instr. 3, 4, and 5)
                                      vative              Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number     10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-      ship          of In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative          Form          direct
                                 Date                                           ative       Secur-         of Deriv-     Benefi-
                                 (Month/Day/                                    Secur-      ities          ative         cial
                                 Year)                                          ity         Bene-          Secu-         Owner-
                                                                                (Instr.     ficially       rity:         ship
                               --------------------------------------------     5)          Owned          Direct        (Instr. 4)
                               Date     Expira-              Amount or                      at End         (D) or
                               Exer-    tion         Title   Number of                      of             Indirect
                               cisable  Date                 Shares                         Month          (1)
                                                                                            (Instr. 4)     (Instr. 4)
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

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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                 /s/ John Hyde                     12/21/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date